Exhibit (a)(1)(A)
Offer to Purchase for Cash

by

Energizer Holdings, Inc.

of

Up to 6,000,000 Shares of its Common Stock
(Including the Associated Common Stock Purchase Rights)

At a Purchase Price Not Greater Than $29.00 nor Less Than $25.50 Per Share
The offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Friday, August 30, 2002, unless the offer is extended.

Energizer Holdings, Inc., a Missouri corporation, invites its shareholders to tender up to 6,000,000 shares of its common stock, $.01 par value per share, for purchase by it at a price not greater than $29.00 nor less than $25.50 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions of this offer. We will select the lowest purchase price that will allow us to buy 6,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares acquired in the offer will be acquired at the same purchase price.

Only shares properly tendered at prices at or below the purchase price selected by us, and not properly withdrawn, will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the offer will be returned as promptly as practicable following the Expiration Date. See Section 3.

We reserve the right, in our sole discretion, to purchase more than 6,000,000 shares pursuant to the offer. See Section 1.

This offer is not conditioned on any minimum number of shares being tendered. This offer, however, is subject to other conditions. See Section 7.

The shares are listed and traded on the New York Stock Exchange under the symbol “ENR.” On August 2, 2002, the last full trading day before the announcement of the offer, the last reported sale price of the shares on the New York Stock Exchange was $27.37 per share. Shareholders are urged to obtain current market quotations for the shares. See Section 8.

Our Board of Directors has approved this offer. However, neither we nor our Board of Directors nor the Dealer Manager makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the purchase price at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should consider our reasons for making this offer. See Section 2. Our directors and executive officers have advised us that they do not intend to tender any of their shares in the offer.

The Dealer Manager for this offer is:

Banc of America Securities LLC

Offer to Purchase dated August 5, 2002.

IMPORTANT

If you wish to tender all or any part of the shares registered in your name, you must:

•
Follow the instructions described in Section 3 carefully, including completing a Letter of Transmittal in accordance with the instructions and delivering it, along with your share certificates and any other required items, to Continental Stock Transfer & Trust Company, the Depositary; and

•
If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee if you desire to tender your shares and request that the nominee tender them for you.

Any shareholder who desires to tender shares and whose certificates for the shares are not immediately available or cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary prior to expiration of the offer must tender the shares pursuant to the guaranteed delivery procedure set forth in Section 3.

To properly tender shares, you must validly complete the Letter of Transmittal, including the section relating to the price at which you are tendering shares.

If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in the section on the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” Note that this election could result in your shares being purchased at the minimum price of $25.50 per share.

If you have questions, need assistance or require additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, you should contact Georgeson Shareholder Communications, Inc., the Information Agent, or Banc of America Securities LLC, the Dealer Manager for the offer, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares or as to the purchase price at which you may choose to tender your shares in this offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with this offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us or the Dealer Manager.

SUMMARY OF TERMS

We are providing this summary of terms for your convenience. It highlights material information in this document, but you should realize that it does not describe all of the details of the offer to the same extent described in this document. We urge you to read the entire document and the related Letter of Transmittal because they contain the full details of the offer. Where helpful, we have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares?
We are Energizer Holdings, Inc. We are offering to purchase up to 6,000,000 shares of our common stock and the associated common stock purchase rights. No separate consideration will be paid for these rights.

What will the purchase price for the shares be and what will be the form of payment?	We are conducting the offer through a procedure commonly called a modified “Dutch Auction.”
This procedure allows you to select the price (in multiples of $0.25) within a price range specified by us at which you are willing to sell your shares.

The price range for this offer is $25.50 to $29.00 per share. We will select the lowest purchase price that will allow us to buy 6,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn.

All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares above the purchase price we determine.

If you wish to maximize the chance that your shares will be purchased, you should check the box in the section on the Letter of Transmittal indicating that you will accept the purchase price we determine. You should understand that this election could result in your shares being purchased at the minimum price of $25.50 per share.

If your shares are purchased in the offer, you will be paid the purchase price, in cash, without interest, as soon as practicable after the expiration of the offer period. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See Sections 1 and 5.

How many shares will Energizer purchase?
We will purchase 6,000,000 shares in the offer or such lesser number of shares as are properly tendered. 6,000,000 shares represents approximately 6.62% of our outstanding common stock as of August 1, 2002. We will not pay any additional consideration for the common stock purchase rights. If more than 6,000,000 shares are tendered, all shares tendered at or below the purchase price will be purchased on a pro rata basis, except for “odd lots” (lots held by owners of less than 100 shares), which will be purchased on a priority basis. We also expressly reserve the right to purchase additional shares up to 2% of the outstanding shares and could decide to purchase more shares, subject to applicable legal requirements. The offer is not conditioned on any minimum number of shares being tendered by shareholders. See the Introduction and Section 1.

How will Energizer pay for the shares?
We will need a maximum of $174,000,000 to purchase 6,000,000 shares, assuming the price paid per share is $29.00. We anticipate that we will purchase shares tendered under this offer with existing cash balances, which include the proceeds of recent borrowings under our existing credit facilities. See Sections 2 and 9.

How long do I have to tender my shares?
You may tender your shares until the offer expires. The offer will expire on Friday, August 30, 2002, at 12:00 Midnight, New York City time, unless we extend the offer. If your shares are held by a nominee or broker, they may have an earlier deadline for accepting the offer. We may choose to extend the offer at any time. We cannot assure you, however, that we will extend the offer or, if we extend it, for how long. See Sections 1 and 15.

What is the purpose of the offer?
After considering a variety of alternatives for the use of our excess cash and borrowing capacity, we determined that investing in our own stock results in a more optimal capital structure for us and represents an efficient means to provide value to our shareholders. We believe that the offer is a prudent use of our financial resources and assets in light of the current market price of our common stock.

For a further discussion of the potential benefits and the potential risks and disadvantages of the offer, see Section 2.

What are the expected benefits and potential disadvantages of this offer for shareholders?	We believe the offer may provide certain benefits to us and our shareholders, including:

•	the offer provides shareholders who are considering a sale of their shares with the opportunity to determine the price or prices (not greater than $29.00 per share and not less than $25.50 per share) at which they wish to sell their shares and, if those shares are purchased in the offer, to sell those shares for cash without the usual transaction costs associated with open market sales,
•
the offer provides participating shareholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their shares, and

•	the offer could result in a more optimal capital structure for us.

Potential disadvantages of the offer to continuing shareholders include increased Net Debt (our aggregate borrowings and assets sold under asset securitization agreements, less cash we hold), which may limit our financial flexibility in the future. Our continuing shareholders will also bear a higher proportionate risk in the event of future losses. Subsequent to completion of the offer, however, we believe we will have sufficient financial resources to manage opportunities and risks associated with our business in the future.

Finally, our purchase of shares in the offer will reduce the “public float” in our common stock (that is, the number of shares owned by outside shareholders and available for trading in the securities markets). This may result in lower stock prices or reduced liquidity in the trading market for our shares in the future. See Section 2.

Are there any conditions to the offer?	Yes. Our obligation to accept and pay for your tendered shares depends upon a number of conditions, including:

•
No 25% or greater decrease in the price of our common stock, or 15% or greater decrease in the price of equity securities generally, and no adverse changes in the U.S. stock markets or credit markets shall have occurred during this offer.

•	No legal action shall have been threatened, pending or taken, that might adversely affect the offer.

•	No one shall have proposed, announced or made a tender or exchange offer (other than this offer), merger, business combination or other similar transaction involving us.

•	No one, to our knowledge, shall acquire or propose to acquire more than 5% of our shares.

•	No one shall file a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries.

•	No material change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership occurs.

The offer is subject to a number of other conditions described in greater detail in Section 7.

Can Energizer amend the terms of the offer?	We reserve the right in our sole discretion to amend the offer in any respect. See Section 15.

How do I find out if Energizer amends the terms of the offer or extends the expiration date?
We will announce any amendment to the offer by making a public announcement of the amendment. We will announce any extension of the offer no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. In the event of an amendment, extension, termination or postponement of the offer, we will also give written or oral notice to the Depositary. See Section 15.

How do I tender my shares?	To tender your shares, prior to 12:00 Midnight, New York City time, on Friday, August 30, 2002, unless the offer is extended:

•	you must deliver your share certificate(s) and a properly completed and duly executed Letter of Transmittal to the Depositary at the address appearing on the back cover page of this document; or

•
the Depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal and the other documents described in this Offer to Purchase; or

•	you must comply with the guaranteed delivery procedure outlined in Section 3.

You may also contact the Information Agent, the Dealer Manager or your broker for assistance. The contact information for the Information Agent and Dealer Manager is set forth on the back cover page of this document. See Section 3 and the instructions to the Letter of Transmittal.

Can I tender shares in the offer subject to the condition that a specified minimum number of my shares must be purchased in the offer?	Yes. You may tender your shares subject to this condition by following the procedures set forth in Section 6.

How and when will I be paid?
If your shares are purchased in the offer, you will be paid the purchase price, in cash, without interest, as soon as practicable after the expiration of the offer period and the acceptance of the shares for payment. There may be tax consequences to receiving this payment. See Sections 1, 3, 5 and 14.

We will pay for the shares accepted for payment by depositing the aggregate purchase price with the Depositary as soon as practicable after the expiration date of the offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 5.

Once I have tendered my shares, can I withdraw my tendered shares?
Yes. You may withdraw your tendered shares at any time before 12:00 Midnight, New York City time, on Friday, August 30, 2002. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 Midnight, New York City time, on Monday, September 30, 2002. See Section 4.

How do I withdraw shares I previously tendered?
You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

In what order will tendered shares be purchased?
First, we will purchase shares from all holders of “odd lots” of less than 100 shares who properly tender all of their shares at or below the purchase price selected by us. Second, after purchasing all shares from the “odd lot” holders, we will purchase shares from all other shareholders who properly tender shares at or below the purchase price selected by us, on a pro rata basis, subject to the conditional tender provisions described in Section 6. Finally, if necessary, we will purchase certain shares conditionally tendered (for which the condition was not initially satisfied) by random lot. Therefore, all of the shares that you tender in the offer may not be purchased even if they are tendered at or below the purchase price. See Section 1.

If I decide not to tender, how will the offer affect my shares?	Shareholders who choose not to tender will own a greater interest in us following the offer.

What do Energizer and its Board of Directors think of the offer?
Our Board of Directors has approved this offer. However, neither we nor our Board of Directors nor the Dealer Manager is making any recommendation whether you should tender or refrain from tendering your shares or at what purchase price you should choose to tender your shares.

We are not making a recommendation as to whether you should tender shares in the offer because we believe that you should make your own decision based on your views as to the value of our shares and our prospects, as well as your liquidity needs, investment objectives and other individual considerations. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor.

Our directors and executive officers have advised us that they do not intend to tender any of their shares in the offer. See Section 2.

What is the recent market price of my shares?
On August 2, 2002, the last full trading day before the announcement of the offer, the last reported sale price of the shares on the New York Stock Exchange was $27.37. You are urged to obtain current market quotations for your shares. See Section 8.

Will I have to pay brokerage commissions if I tender my shares?
If you are a registered shareholder and you tender your shares directly to the Depositary, you will not incur any brokerage commission. If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See the Introduction and Section 3.

What are the United States federal income tax consequences if I tender my shares?
Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. In addition, the receipt of cash for your tendered shares will be treated either as (1) a sale or exchange eligible for capital gains treatment or (2) a dividend subject to ordinary income tax rates. See Section 14.

Will I have to pay stock transfer tax if I tender my shares?
Generally, we will pay all stock transfer taxes unless payment is made to or unpurchased shares are registered in the name of someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Whom do I contact if I have questions about the offer?
The Information Agent or Dealer Manager can help answer your questions. The Information Agent is Georgeson Shareholder Communications, Inc. and the Dealer Manager is Banc of America Securities LLC. Their contact information is set forth on the back cover page of this document.

FORWARD LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference contain statements that are not historical facts and constitute projections, forecasts or forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may” and “should.” These statements are not guarantees of performance. They are inherently subject to known and unknown risks, uncertainties and assumptions that could cause our future results and shareholder value to differ materially from those expressed in these statements. Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference, include, but are not limited to:

•
The continuing consolidation of the retail trade, both in the United States and globally, gives our customers great leverage in seeking price and promotional concessions from us, and intensifies the competitive pressure from other battery manufacturers. Because a significant percentage of our sales is attributable to a fairly limited group of retail customers, lower selling prices or the loss of business to any key customer could have a significant adverse impact on our operating profits.

•
The battery industry is highly competitive as a number of large battery manufacturers, with excess manufacturing capacity, compete for consumer acceptance and increasingly limited retail shelf space. This can result in a high degree of price competition as manufacturers strive to maintain or increase volumes.

•	Consumer demand for our products may be weakened by the offering of private-label batteries by retail chains, product improvements by our competitors, and effective competitive advertising campaigns.

•
The high cost of research and development activities, shifts in consumer demand from higher quality to lower-priced batteries, new battery technologies, improvements in rechargeable batteries, and patented innovations or production improvements by competitors, could affect our commitment or ability to maintain our technological leadership, or our ability to manufacture primary batteries on a competitive basis.

•
Economic downturns, limited introductions or market growth of new battery-powered devices, or elections by equipment manufacturers to pack rechargeable instead of primary batteries in their devices, may significantly impact growth opportunities for the primary battery category. Profit margins may decline as opportunities for sustainable cost reductions decrease.

•
Unforeseen fluctuations in levels of our operating cash flows, or inability to maintain compliance with our debt covenants, could limit our ability to meet future operating expenses and liquidity requirements, fund capital expenditures or service our debt as it becomes due.

•
The current political and economic situation could result in higher levels of inflation than anticipated, and we may not be able to realize cost reductions, productivity improvements or price increases which are substantial enough to counter the inflationary impact. In the event that severe economic recession occurs, business failures by key customers or significant reductions in consumer demand for our battery products could have a significant adverse impact on our profitability.

•
Unknown environmental liabilities and greater than anticipated remediation expenses or environmental control expenditures could have a material impact on our financial position. Our profitability is also susceptible to increases in the prices of key raw materials used in our business, or other unforeseen production expenses.

•
Economic turmoil and currency fluctuations could increase our risk from unfavorable impacts on variable-rate debt, currency derivatives and other financial instruments, as well as increase the potential loss in value of our investments in our foreign businesses. Political and economic turmoil in the countries in which we operate our businesses can have a significant impact on our operating profits, both locally and on an aggregate basis.

•
Other uncertainties, all of which are difficult to predict and many of which are beyond our control, may impact our financial position, including those risks detailed from time to time in our publicly filed documents, including our Registration Statement on Form 10, as amended, and our Current Report on Form 8-K dated April 25, 2000.

These and other factors are discussed in our Securities and Exchange Commission filings.

The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning the offer or other matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements.

We undertake no obligation to make any revision to the forward-looking statements contained in this document or to update them to reflect events or circumstances occurring after the date of this document.

To the Holders of our Common Stock:

INTRODUCTION

We are Energizer Holdings, Inc., a Missouri corporation, and we invite our shareholders to tender shares of our common stock, $.01 par value per share, for purchase by us. Upon the terms and subject to the conditions of this offer, we are offering to purchase up to 6,000,000 shares at a price not greater than $29.00 nor less than $25.50 per share, net to the seller in cash, without interest.

We will select the lowest purchase price that will allow us to buy 6,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares acquired in the offer will be acquired at the same purchase price.

The offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal which, as they may be amended or supplemented from time to time, together constitute this offer. All shares tendered and purchased will include the tender and purchase of the associated common stock purchase rights issued pursuant to the Rights Agreement, between us and Continental Stock Transfer & Trust Company, as rights agent, and, unless the context otherwise requires, all references in this document to shares include the associated common stock purchase rights.

Only shares properly tendered at prices at or below the purchase price we select and not properly withdrawn will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price will not be purchased if more than the number of shares we seek are tendered. We will return shares tendered at prices in excess of the purchase price that we determine and shares we do not purchase because of proration or conditional tenders as promptly as practicable following the Expiration Date. See Section 3.

We reserve the right, in our sole discretion, to purchase more than 6,000,000 shares pursuant to the offer, subject to certain limitations and legal requirements. See Sections 1 and 15.

The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to other conditions. See Section 7.

Our Board of Directors has approved this offer. However, neither we nor our Board of Directors nor the Dealer Manager is making any recommendation whether you should tender or refrain from tendering your shares or at what purchase price you should choose to tender your shares. We are not making a recommendation as to whether you should tender shares into the offer because we believe that you should make your own decision based on your views as to the value of our shares and our prospects, as well as your liquidity needs, investment objectives and other individual considerations. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. Our directors and executive officers have advised us that they do not intend to tender any shares in the offer. See Section 2.

If at the expiration of the offer, more than 6,000,000 shares (or such greater number of shares as we may elect to purchase) are properly tendered at or below the purchase price and not properly withdrawn, we will buy shares first from all Odd Lot Holders (as defined in Section 1) who properly tender all their shares at or below the purchase price, second, on a pro rata basis from all other shareholders who properly tender shares at or below the purchase price, other than shareholders who tender conditionally, and for whom the condition is not satisfied, and finally from certain shareholders who tendered conditionally. See Section 1.

If you tender shares in the offer, your tender will include a tender of the common stock purchase rights associated with your tendered shares. No separate consideration will be paid for these rights. See Section 8.

The purchase price will be paid net to the tendering shareholder in cash, without interest, for all shares purchased. Tendering shareholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on our purchase of shares in the offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary. Also, any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 that is included as part of the Letter of Transmittal or Form W-8 obtained from the Depository may be subject to required United States federal income tax backup withholding equal to 30% of the gross proceeds payable to the tendering shareholder or other payee pursuant to the offer. See Section 3.

We will pay the fees and expenses incurred in connection with the offer by Banc of America Securities LLC, the Dealer Manager for this offer, Continental Stock Transfer & Trust Company, the Depositary for this offer, and Georgeson Shareholder Communications, Inc., the Information Agent for this offer. See Section 16.

As of August 1, 2002 we had 90,683,107 issued and outstanding shares of our common stock and 8,456,713 shares reserved for issuance upon exercise of all outstanding stock options and other stock awards. The 6,000,000 shares that we are offering to purchase hereunder represent approximately 6.62% of the shares outstanding on August 1, 2002. The shares are listed and traded on the New York Stock Exchange under the symbol “ENR.” On August 2, 2002, the last full trading day before the announcement of the offer, the last reported sale price of the shares as reported on the New York Stock Exchange was $27.37 per share. Shareholders are urged to obtain current market quotations for the shares. See Section 8.

THE OFFER

1.  Number of Shares.

Upon the terms and subject to the conditions of the offer, we will purchase 6,000,000 shares, or the lesser number of shares that are properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date, as defined below, at prices not greater than $29.00 nor less than $25.50 per share, net to the seller in cash, without interest.

The term “Expiration Date” means 12:00 Midnight, New York City time, on Friday, August 30, 2002. We may, in our sole discretion, extend the period of time during which the offer will remain open. In the event of an extension, the term “Expiration Date” will refer to the latest time and date at which the offer, as extended by us, will expire. See Section 15 for a description of our right to extend, delay, terminate or amend the offer.

In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender shares must either (1) specify that they are willing to sell their shares to us at the price determined in the offer, or (2) specify the price, not greater than $29.00 nor less than $25.50 per share, at which they are willing to sell their shares to us in the offer. As promptly as practicable following the Expiration Date, we will, upon the terms and subject to the conditions of the offer, determine a single per share purchase price (in multiples of $0.25) that we will pay for shares properly tendered and not properly withdrawn pursuant to the offer, taking into account the number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price that will allow us to buy 6,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares purchased in the offer will be purchased at the same purchase price.

Only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions, all of the shares tendered at or below the purchase price will not be purchased if more than the number of shares we seek are properly tendered. All shares tendered and not purchased pursuant to the offer, including shares tendered at prices in excess of the purchase price we determine and shares not purchased because of proration or conditional tenders, will be returned to the tendering shareholders at our expense as promptly as practicable following the Expiration Date.

We reserve the right to purchase more than 6,000,000 shares pursuant to the offer. In accordance with applicable regulations of the Securities and Exchange Commission (the “SEC”), we may purchase pursuant to the offer an additional number of shares not to exceed 2% of the outstanding shares without amending or extending the offer. See Section 15.

In the event of an oversubscription of the offer, shares tendered at or below the purchase price before the Expiration Date will be subject to proration, except for Odd Lots (as defined below).

If we:

•	increase the price that may be paid for shares above $29.00 per share or decrease the price that may be paid for shares below $25.50 per share,

•	increase the number of shares that we may purchase in the offer by more than 2% of our outstanding shares, or

•	decrease the number of shares that we may purchase in the offer,

then the offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15. If we make any other changes that require such a minimum offer period, we will comply with such requirements of applicable law. For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to other conditions. See Section 7.

Priority of Purchases. Upon the terms and subject to the conditions of the offer, if more than 6,000,000 shares (or a greater number of shares as we may elect to purchase) have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn before the Expiration Date, we will purchase properly tendered shares on the basis set forth below:

•	First, upon the terms and subject to the conditions of the offer, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

(a)
tenders all shares owned beneficially or of record by the Odd Lot Holder at a price at or below the purchase price selected by us (tenders of less than all of the shares owned by the Odd Lot Holder will not qualify for this preference); and

(b)	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•
Second, after the purchase of all of the shares properly tendered by Odd Lot Holders, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at prices at or below the purchase price, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below. As a result, we will purchase the same percentage of shares tendered from each tendering shareholder in this second category. We will announce this proration percentage, if it is necessary, after this offer expires.

•
Finally, if necessary to permit us to purchase 6,000,000 shares, shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn prior to the expiration date, will, to the extent feasible, be selected for purchase by random lot in accordance with Section 6. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, all of the shares that a shareholder tenders in the offer may not be purchased even if they are tendered at prices at or below the purchase price.

Odd Lots. The term “Odd Lots” means all shares tendered at prices at or below the purchase price selected by us by any person (an “Odd Lot Holder”) who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all of the shareholder’s shares pursuant to the offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

We also reserve the right, but will not be obligated, to purchase all shares properly tendered by any shareholder who tenders any shares owned beneficially or of record, at or below the purchase price selected by us and who, as a result of proration, would then own beneficially or of record, an aggregate of fewer than 100 shares. If we exercise this right, we will increase the number of shares that we are offering to purchase in the offer by the number of shares purchased through the exercise of the right.

Proration. If proration of tendered shares is required, we will determine the proration factor as promptly as practicable following the Expiration Date. Proration for each shareholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares tendered by the shareholder to the total number of shares tendered by all shareholders, other than Odd Lot Holders, at or below the purchase price selected by us. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the Odd Lot procedure described above and the conditional tender procedure described in Section 6, we expect that we will announce the final proration factor or commence payment for any shares purchased pursuant to the offer as soon as practicable but, in any event, within seven business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. After the Expiration Date, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of shares that we will purchase from a shareholder pursuant to the offer may affect the United States federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares. The Letter of Transmittal affords each tendering shareholder the opportunity to designate (by completing the appropriate portion of the box entitled “Description of Shares Tendered”) the order of priority in which shares tendered are to be purchased in the event of proration. In addition, shareholders may choose to submit a “conditional tender” under the procedures discussed in Section 6 in order to structure their tender for federal income tax reasons.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Recent Developments; Purpose and Alternatives; Potential Benefits; Potential Risks and Disadvantages; Certain Effects of the Offer.

Recent Developments.

On May 29, 2002, we announced that our Board of Directors had authorized the repurchase of an additional 5,000,000 shares of our common stock. The authorization permits our management, at its discretion, to acquire the shares from time to time on the open market or in privately negotiated transactions. No repurchases have been made under that authorization, but, if made, they will be in addition to any purchases made under this offer.

On May 29, 2002, we also announced that Robert Pruzan, Co-Head of Global Investment Banking, Dresdner Kleinwort Wasserstein, Inc. (“DrKW”) had resigned from our Board of Directors because of the demands of his position at DrKW. As a replacement for Mr. Pruzan, management has decided to recommend W. Patrick McGinnis, the Chief Executive Officer and President of Nestle Purina Pet Care Company, a wholly owned subsidiary of Nestle S.A., to our Nominating and Executive Compensation Committee for appointment to the Board of Directors. Mr. McGinnis has served in his present position since December of 2001, and prior to that served as Chief Executive Officer and President of Ralston Purina Company since October, 1997. Mr. McGinnis also serves as a director of Brown Shoe Company, Inc. Under the terms of a Bridging Services Agreement between us and Ralston Purina Company, which was entered into at the time of our spin-off, Ralston Purina Company, and now, Nestle Purina Pet Care Company, its successor, have provided certain essential corporate services to us on a fair market basis. Approximately $1,500,000 has been paid to Nestle Purina Pet Care Company during the current fiscal year for such services.

The Nominating and Executive Compensation Committee will consider management’s recommendation of Mr. McGinnis at its September meeting. The Committee has full discretion under its charter to accept or reject management’s recommendations.

On July 31, 2002, we filed, with the Securities and Exchange Commission, our Quarterly Report on Form 10-Q for the period ended June 30, 2002, which contains a discussion of our results of operations, financial position and cash flow for that period. There have been no material developments since our filing, other than an additional borrowing of $140 million for purposes of funding the offer. See Section 9.

Purpose and Alternatives: We attempt to maintain a capital structure of equity and debt financing which maximizes shareholder return. Prior to the announcement of this offering, we considered a variety of alternatives for the use of our excess cash and borrowing capacity. After such deliberations, we determined that investing in our own stock results in a more optimal capital structure for us and represents an efficient means to provide value to our shareholders. We believe that the offer is a prudent use of our financial resources and assets in light of the current market price of our common stock.

Potential Benefits: We believe the offer may be attractive from the perspective of our shareholders because:

•
the offer provides shareholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their shares, pursuant to the offer for cash, without potential disruption to the share price and the usual transaction costs associated with market sales;

•
any odd lot holders whose shares are purchased pursuant to the offer not only will avoid the payment of brokerage commissions for their sale of shares directly to us but also will avoid any applicable odd lot discounts payable on sales of odd lots;

•	the offer also may give shareholders the opportunity to sell their shares at the purchase price, which may be greater than market prices prevailing immediately prior to the announcement of the offer;

•	to the extent the purchase of shares in the offer results in a reduction in the number of shareholders of record, the costs to us for services to shareholders will be reduced;

•
the offer allows shareholders to sell a portion of their shares while retaining a continuing equity interest in us; shareholders who decide not to accept the offer will increase their proportionate interest in our equity, and as a result, in our future operations and assets, subject to our right to issue additional shares in the future;

•
the offer provides shareholders who are considering a sale of their shares with the opportunity to determine the price or prices (not greater than $29.00 per share and not less than $25.50 per share) at which they wish to sell their shares and, if those shares are purchased in the offer, to sell those shares for cash without the usual transaction costs associated with open market sales; and

•	the offer results in a more optimal capital structure for us and our remaining shareholders.

Potential Risks and Disadvantages: The offer also presents some potential risks and disadvantages to us and our continuing shareholders including the following:

•	our continuing shareholders will bear a higher proportionate risk in the event of future losses;

•
the offer will reduce our “public float,” that is the number of shares owned by outside shareholders and available for trading in the securities markets. This may result in lower stock prices or reduced liquidity in the trading market for our shares in the future. See Section 12.

•
the offer results in an increase in the Net Debt (our aggregate borrowings and assets sold under asset securitization agreements, less cash we hold). We may spend up to $174 million in cash to pay for the tendered shares, assuming we purchase 6,000,000 shares of our common stock in the offer at a price of $29.00 per share; and

•
additional Net Debt may limit our financial flexibility in the future. However, we believe we will retain significant financial flexibility following the purchase of the maximum number of shares under the offer. The following table outlines our actual Net Debt and borrowing capacity at June 30, 2002 and such levels which would have existed if 6 million shares had been tendered as of that date.

As of June 30, 2002

	6.0 million shares purchased at:
(In Millions)	Actual	$25.50 per share	$29.00 per share
Net Debt	$238.7	$391.7	$412.7
Incremental Borrowing Capacity	650.0	497.0	476.0

After the offer, we expect to have sufficient cash flow and access to other sources of capital to fund our current operations and future opportunities for at least the next twelve months. However, our actual experience may differ significantly from our expectations. Future events may adversely or materially affect our business, expenses or prospects and could affect our available cash or the availability or cost of external financial resources.

Our Board of Directors has approved the offer. However, neither we nor our Board of Directors nor the Dealer Manager makes any recommendation to shareholders as to whether to tender or refrain from tendering their shares or as to the purchase price at which shareholders should tender their shares, and none of them have authorized any person to make any recommendation. We are not making a recommendation as to whether you should tender shares into the offer because we believe that you should make your own decision based on your views as to the value of our shares and our prospects, as well as your liquidity needs, investment objectives and other individual considerations. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. We have been advised that none of our directors or executive officers intend to tender any of their shares pursuant to this offer.

Certain Effects of the Offer. Upon the completion of the offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in our company, and thus in our future earnings and assets, subject to our right to issue additional shares and other equity securities in the future. Shareholders may be able to sell non-tendered shares in the future on the New York Stock Exchange or otherwise, at a net price higher or lower than the purchase price in the offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future, which may be higher or lower than the purchase price paid by us in this offer.

Shares that we acquire in this offer will be restored to the status of authorized but unissued shares and will be available for us to issue in the future without further shareholder action (except as required by applicable law or the applicable rules of the New York Stock Exchange) for all purposes, such as the acquisition of other businesses, the raising of additional capital for use in our businesses and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for the issuance of shares repurchased pursuant to this offer.

Except as disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of us or any of our subsidiaries;

•	any material change in our present dividend rate or policy, or indebtedness or capitalization;

•
any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•
any class of our equity securities to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•
the acquisition by any person of additional securities of us, or the disposition of our securities, other than purchases pursuant to outstanding options to purchase shares of our common stock and outstanding restricted stock equivalent awards granted to certain employees (including directors and executive officers) under the terms of our Incentive Stock Plan, and allocations of units in the Energizer Common Stock Fund under our Savings Investment Plan (a 401(k) retirement savings plan) (see Section 11); or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

We do not currently have any plans, other than as described in this document, that relate to or would result in any of the events discussed above, although, as discussed above under “—Recent Developments,” our Board of Directors has authorized the repurchase of an additional 5,000,000 shares of our common stock. However, we continue to evaluate opportunities for increasing shareholder value and we may undertake or plan actions that relate to or could result in one or more of these events.

Although we have no current plans to acquire additional shares of our common stock other than through the offer, we may, in the future, purchase additional shares (a) pursuant to the repurchase program authorized by our Board of Directors or (b) otherwise in the open market, in private transactions, through tender offers or otherwise, subject to the approval of our Board. Future purchases may be on the same terms as this offer or on terms that are more or less favorable to shareholders than the terms of this offer. However, Rule 13e-4 under the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the offer, until at least ten business days after the Expiration Date. Any future purchases by us will depend on many factors, including:

•	the market price of the shares at that time;

•	the results of this offer;

•	our business strategy;

•	our business and financial position; and

•	general economic and market conditions.

3.     Procedures for Tendering Shares.

Proper Tender of Shares. For shares to be tendered properly pursuant to the offer:

(1)
the certificates for the shares, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer set forth below, together with (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, (b) an Agent’s Message (as defined below) in the case of a book-entry transfer or (c) the specific acknowledgement in the case of a tender through the Automated Tender Offer Program (as described below) of the Book-Entry Transfer Facility (as defined below), and any other documents required by the Letter of Transmittal, must be received before 12:00 Midnight, New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

(2)	the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

In accordance with Instruction 5 of the Letter of Transmittal, each shareholder desiring to tender shares pursuant to the offer must either (1) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer” or (2) check one of the boxes in the section of the Letter of Transmittal captioned “Price (In Dollars) per Share at Which Shares Are Being Tendered” indicating the price at which shares are being tendered. A tender of shares will be proper if and only if, one of these boxes is checked on the Letter of Transmittal.

If tendering shareholders wish to maximize the chance that their shares will be purchased, they should check the box in the section on the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” Note that this election could result in the tendered shares being purchased at the minimum price of $25.50 per share.

If tendering shareholders wish to indicate a specific price (in multiples of $0.25) at which their shares are being tendered, they must check a box under the section captioned “Price (in dollars) per Share at Which Shares Are Being Tendered.” Tendering shareholders should be aware that this election could mean that none of their shares will be purchased if they check a box other than the box representing the lowest price. A shareholder who wishes to tender shares at more than one price must complete separate letters of transmittal for each price at which shares are being tendered. The same shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the offer) at more than one price.

Odd Lot Holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

Shareholders who hold shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

(1)
the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, will include any participant in The Depository Trust Company (the “Book-Entry Transfer Facility”) whose name appears on a security position listing as the owner of the shares) tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

(2)
shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constitutes an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal.

If a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), an Agent’s Message in the case of a book-entry transfer or the specific acknowledgment in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering shareholder. If delivery is by mail, we recommend that shareholders use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries made in connection with the offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or the Book-Entry Transfer Facility. Any documents delivered to us, the Dealer Manager, the Information Agent or the Book-Entry Transfer Facility will not be forwarded to the Depositary and, therefore, will not be deemed to be properly tendered.

Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of the offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the shares by causing the Book-Entry Transfer Facility to transfer shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, either (1) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), with any required signature guarantees, an Agent’s Message in the case of a book-entry transfer or the specific acknowledgement in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or (2) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

Participants in the Book-Entry Transfer Facility may tender their shares in accordance with the Automated Tender Offer Program to the extent it is available to them for the shares they wish to tender. A shareholder tendering through the Automated Tender Offer Program must expressly acknowledge that the shareholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against them.

Guaranteed Delivery. If a shareholder desires to tender shares pursuant to the offer and the shareholder’s share certificates are not immediately available or cannot be delivered to the Depositary before the Expiration Date (or the procedure for book-entry transfer cannot be completed on a timely basis), or if time will not permit all required documents to reach the Depositary before the Expiration Date, the shares still may be tendered, if all of the following conditions are satisfied:

(1)	the tender is made by or through an Eligible Institution;

(2)
the Depositary receives by hand, mail, overnight courier or facsimile transmission, on or before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form we have provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

(3)
the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, an Agent’s Message in the case of a book-entry transfer or the specific acknowledgement in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Return of Unpurchased Shares. If any tendered shares are not purchased, or if less than all shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased shares will be returned as promptly as practicable after the expiration or termination of the offer or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the purchase price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which may be unlawful. We also reserve the absolute right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder, and our interpretation of the terms of the offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not, and none of the Dealer Manager, the Depositary, the Information Agent or any other person, will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any notice.

Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. A tender of shares pursuant to any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the offer, as well as the tendering shareholder’s representation and warranty to us that:

•
the shareholder has a “net long position,” within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the shares or equivalent securities at least equal to the shares being tendered, and

•	the tender of shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering:

(1)
has a net long position equal to or greater than the amount of (a) shares tendered or (b) other securities convertible into or exchangeable or exercisable for the shares tendered and will acquire the shares for tender by conversion, exchange or exercise and

(2)	will deliver or cause to be delivered the shares in accordance with the terms of the offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of shares tendered pursuant to the offer will constitute a binding agreement between the tendering shareholder and us on the terms and conditions of the offer.

United States Federal Income Tax Backup Withholding. Certain noncorporate United States Holders are subject to United States federal income tax backup withholding at a rate of 30% on payment of the gross proceeds payable pursuant to the offer. Backup withholding must be withheld and remitted to the United States Internal Revenue Service (“IRS”), unless the shareholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that the number is correct. Therefore, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the shareholder otherwise establishes to the satisfaction of the Depositary that the shareholder is not subject to backup withholding. If the United States Holder (as defined in Section 14) does not provide the Depositary with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Withholding For Non-United States Holders. The Depositary generally will treat the cash received by a Non-United States Holder participating in the offer as a dividend distribution from Energizer. Accordingly, the Depositary generally will withhold United States federal income taxes equal to 30% of the gross proceeds payable to the Non-United States Holder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because of gross proceeds are effectively connected with the conduct of a trade or business within the United States.

To obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN (or successor form). To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI (or successor form). A Non-United States Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI generally will be required to file a United States federal income tax return and will be subject to United States federal income tax on income derived from the sale of shares pursuant to the offer in the manner and to the extent described in Section 14 as if it were a United States Holder. The Depositary will determine a shareholder’s status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN or IRS Form W-8ECI) unless facts and circumstances indicate that reliance is not warranted.

A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-United States Holder meets those tests described in Section 14 that would characterize the exchange as a sale (as opposed to a dividend) or is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-United States Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Lost or Destroyed Certificates. Shareholders whose certificates for part or all of their shares have been lost, stolen, destroyed or mutilated should communicate with Georgeson Shareholder Communications, Inc. regarding the requirements for replacement. Shareholders may be required to post a bond to secure against the risk that the certificates may be subsequently recirculated. Shareholders are urged to contact Georgeson Shareholder Communications, Inc. immediately in order to receive further instructions, for a determination as to whether you will need to post a bond and to permit timely processing of this documentation. See Instruction 15 of the Letter of Transmittal.

Certificates for shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us. Any documents delivered to us will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4.     Withdrawal Rights.

Shares tendered pursuant to the offer may be withdrawn at any time before the Expiration Date and, unless already accepted for payment by us pursuant to the offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on Monday, September 30, 2002. Except as otherwise provided in this Section 4, tenders of shares pursuant to the offer are irrevocable.

For a withdrawal to be effective, a notice of withdrawal must be in written or facsimile transmission form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn, and the name of the registered holder of the shares if different from that of the person who tendered the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for shares to be withdrawn and the notice of withdrawal must be signed by the shareholder in the same manner as the original signature on the Letter of Transmittal by which the shares were tendered, and the signature must be guaranteed by an Eligible Institution (except in the case of shares tendered for the account of an Eligible Institution).

If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures.

All questions as to the form, validity and eligibility, including the time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding on all parties. Neither we nor any of the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

Withdrawals may not be rescinded, and any shares properly withdrawn will be deemed not properly tendered for purposes of the offer. However, withdrawn shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

If we extend the offer, are delayed in our purchase of shares or are unable to purchase shares pursuant to the offer for any reason, then, without prejudice to our rights under the offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and the shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5.     Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the offer, as promptly as practicable following the Expiration Date, we will:

•
determine a single per share purchase price we will pay for the shares properly tendered and not properly withdrawn before the Expiration Date, taking into account the number of shares tendered and the prices specified by tendering shareholders, and

•	accept for payment and pay for (and thereby purchase) up to 6,000,000 shares properly tendered at prices at or below the purchase price and not properly withdrawn before the Expiration Date.

For purposes of the offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of this offer, shares that are properly tendered at or below the purchase price selected by us and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the offer.

Upon the terms and subject to the conditions of the offer, we will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the offer as soon as practicable after the Expiration Date. In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made promptly, subject to possible delay in the event of proration or conditional tender, but only after timely receipt by the Depositary of:

•	certificates for shares, or of a timely Book-Entry Confirmation of shares into the Depositary’s account at the Book-Entry Transfer Facility,

•
a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal), an Agent’s Message in the case of a book-entry transfer or the specific acknowledgement in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and

•	any other required documents.

We will pay for shares purchased pursuant to the offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the Expiration Date. However, we expect that we will announce the final results of any proration and commence payment for shares purchased as soon as practicable but, in any event, within seven business days after the Expiration Date. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration or conditional tenders, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the shares, to the tendering shareholder at our expense as promptly as practicable after the Expiration Date or termination of the offer without expense to the tendering shareholders.

Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

Any tendering shareholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal may be subject to required United States federal income tax backup withholding of 30% of the gross proceeds paid to the shareholder or other payee pursuant to the offer. See Section 3. Also see Section 3 regarding United States federal income tax consequences for Non-United States shareholders.

6.     Conditional Tender of Shares.

Under certain circumstances and subject to the exceptions for Odd Lot Holders described in Section 1, we may prorate the number of shares purchased pursuant to the offer. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. The conditional tender alternative is made available so that a shareholder may (i) know with certainty the number of his or her shares, if any, which will be purchased pursuant to the offer (provided his or her shares are properly tendered and the conditions of his or her tender are satisfied) or (ii) seek to structure the purchase of shares from the shareholder pursuant to the offer in such a manner that it will be treated as a sale of such shares by the shareholder, rather than the payment of a dividend to the shareholder, for federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder’s shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box captioned “Conditional Tender” in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. Each shareholder is urged to consult with his or her own tax advisor.

If you wish to make a conditional tender you must indicate this in the box captioned “Conditional Tender” in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. In this box in the Letter of Transmittal or the Notice of Guaranteed Delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the offer expires, if more than 6,000,000 shares are properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified by that shareholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 6,000,000, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 6,000,000 shares. In selecting these conditional tenders, we will select by random lot and will select only from shareholders who tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased.

All shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal or Notice of Guaranteed Delivery regarded as withdrawn as a result of proration and not eventually purchased will be returned as soon as practicable after the expiration date without any expense to the shareholder.

7.     Conditions of the Offer.

Notwithstanding any other provision of the offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) of Exchange Act, if at any time on or after August 5, 2002 and prior to the time of payment for any shares (whether any shares have theretofore been accepted for payment) any of the following events occur or are determined by us to have occurred, that, in our reasonable judgment in any such case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, makes it inadvisable to proceed with the offer or with acceptance for payment or payment for the shares in the offer:

•
there has been threatened, instituted or pending before any court, authority, agency or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, or any judgment, order or injunction entered, enforced or deemed applicable by any court, authority, agency or tribunal, which, directly or indirectly:

(1)
challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the offer, the acquisition of some or all of the shares pursuant to the offer or otherwise relates in any manner to the offer; or

(2)
in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impair the contemplated benefits of the offer to us;

•
there has been any action threatened, instituted, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:

(1)	make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the offer;

(2)	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares;

(3)	materially impair the contemplated benefits of the offer to us; or

(4)
materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole;

•	there has occurred any of the following:

(1)	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

(2)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(3)
the declaration of a national emergency; the commencement or escalation of a war or armed hostilities; or other international or national act of terrorism or calamity directly or indirectly involving the United States;

(4)
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

(5)
as measured from the close of business on Friday, August 2, 2002, a 25% or greater decrease in the market price of our common stock, or a 15% or greater decrease in the New York Stock Exchange, the Nasdaq Composite Index, the Dow Jones Industrial Average, the S&P 500 Composite Index or the market prices of equity securities generally in the United States, or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or on the trading in the shares of our common stock or on the benefits of the offer to us;

(6)
any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, operations or prospects or the trading in the shares; or

(7)	in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof.

•
a tender or exchange offer for any or all of our outstanding shares (other than this offer), or any merger, acquisition proposal, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

•	we learn that:

(1)
any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D filed with the SEC on or before August 4, 2002); or

(2)
any entity, group or person who has filed a Schedule 13D with the SEC on or before August 4, 2002 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 2% or more of our outstanding shares;

•
any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares of common stock, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

•
any change or event is discovered or is threatened in our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or in the ownership of our shares that, in our reasonable judgment, is or may be material to us and our subsidiaries; or

•
we determine that the consummation of the offer and the purchase of the shares may cause our common stock to be delisted from the New York Stock Exchange or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion before the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the offer. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties.

8.     Price Range of Shares; Dividends.

Our common stock is listed for trading on the New York Stock Exchange under the symbol “ENR.” It began trading on April 3, 2000 following the distribution of our shares in a tax-free spinoff to shareholders of Ralston Purina Company. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on the New York Stock Exchange. We have never paid any cash dividends on our common stock.

	High	Low
2000
Third Quarter	$24.125	$14.8125
Fourth Quarter	$24.9375	$18.3125
2001
First Quarter	$24.375	$17.0625
Second Quarter	$27.55	$20.125
Third Quarter	$25.39	$20.80
Fourth Quarter	$23.35	$15.00
2002
First Quarter	$19.50	$15.30
Second Quarter	$23.90	$18.50
Third Quarter	$29.70	$22.20
Fourth Quarter (through August 2, 2002)	$28.60	$21.40

On August 2, 2002, the last full trading day before the announcement of the offer, the last reported sale price of the shares as reported on the New York Stock Exchange was $27.37. We urge shareholders to obtain current market quotations for the shares.

Rights Plan. In March 2000, our Board of Directors adopted a shareholder rights plan, under which we declared a dividend of one common share purchase right for each share of our common stock. One right attaches to each outstanding share of our common stock, and, when exercisable, each right will entitle the registered holder to purchase from us one share of our common stock at an exercise price equal to $150.00, subject to antidilution adjustments.

In general, the rights become exercisable and separately transferable following the acquisition by any person or group, other than us, of beneficial ownership of 20% or more of our outstanding common stock, other than in connection with a tender or exchange offer for all of our common shares at a price and on terms that are determined by at least a majority of our independent directors to be adequate or in the best interests of us or our shareholders, which we refer to as a “permitted offer,” or following the commencement of a tender offer to acquire such beneficial ownership.

If a person or group were to acquire beneficial ownership of 20% or more of our outstanding common stock, other than in connection with a permitted offer, the rights would entitle each registered holder, other than the acquiring person, to purchase from us one share of our common stock for a purchase price equal to 33 1/3% of the then current market price per share of our common stock. If any person or group acquires 20% or more, but less than 50%, of our outstanding common stock, other than in connection with a permitted offer, our board of directors may elect to exchange the rights held by each registered holder, other than the acquiring person, for one share of our common stock, subject to antidilution adjustments.

If the rights have become exercisable and separately transferable and a person were to acquire us in a merger or other business combination transaction, with some exceptions, or in a transaction where we are the surviving corporation but 50% or more of our assets or earning power is sold in one or several transactions that does not result from a permitted offer and in which some other conditions are not met, the rights would entitle each registered holder, other than the acquiring person, to purchase, at the then current exercise price, shares of the acquiring company’s common stock having a value equal to twice the exercise price.

The rights may be redeemed in whole, but not in part, at a price of $.01 per right by our board of directors at any time before a person or group acquires beneficial ownership of 20% or more of our outstanding common stock other than in connection with a permitted offer. Our board of directors may amend the rights agreement at any time prior to the time that the rights become exercisable and separately tradable without the approval of our shareholders. After the rights have become exercisable and separately transferable, our board of directors may amend the rights agreement in any manner that does not adversely affect the holders of the rights without the approval of the holders of the rights. The rights will expire at the close of business on March 31, 2010, subject to our right to extend the expiration date, unless earlier exercised, redeemed or terminated.

The common share purchase rights are not currently exercisable and trade together with shares of our common stock. Absent circumstances causing the rights to become exercisable and separately transferable prior to the expiration date, the tender of any shares pursuant to the offer will include the tender of the associated rights. No separate consideration will be paid for the rights. Upon the purchase of shares by us pursuant to this offer, the sellers of the shares purchased will no longer own the common stock purchase rights associated with the purchased shares.

The foregoing description of the common share purchase rights is qualified in its entirety by reference to the form of the Rights Agreement, effective as of March 16, 2000, between us and Continental Stock Transfer and Trust Company, as rights agent, a copy of which has been filed as an exhibit to Post-Effective Amendment No. 1 to our Registration Statement on Form 10, as amended, filed by us with the SEC on April 19, 2000. This exhibit may be obtained from the SEC in the manner provided in Section 10.

9.     Source and Amount of Funds.

Assuming we purchase 6,000,000 shares pursuant to the offer, at the maximum specified purchase price of $29.00 per share, we expect the maximum aggregate cost, including all fees and expenses applicable to the offer, will be approximately $175 million. We will use our existing cash balances, which include proceeds of a recent borrowing equal to $140 million, to finance the offer. The borrowing was effected under our 5-Year Revolving Credit Agreement with Bank One, N.A., which has a maturity date of April 1, 2005, at a variable rate equal to prime, currently 4.75%. If rates and other factors are favorable, we may refinance a portion of that borrowing under our Asset Securitization Receivable Purchase Agreement dated April 4, 2000, with Falcon Asset Securitization Corporation and Bank One, N.A. Under this financing mechanism, we can sell certain of our business receivables at a discount based on variable rate financing.

Under the terms of the Revolving Credit Agreement, we are subject to certain restrictions, including:

•
the ratio of our total indebtedness to our EBITDA (earnings before interest, taxes, depreciation and amortization) cannot be greater than 3 to 1, and the ratio of our EBIT (earnings before interest and taxes) to our total interest expense must exceed 3 to 1;

•
during the term of our facilities, we are restricted from making business acquisitions if we are not in compliance with the above ratios, or if we are otherwise in default under the terms of the facilities; we cannot make hostile acquisitions; and we cannot make acquisitions outside of the consumer products industry, or otherwise unrelated to our businesses, unless the acquisition would involve less than 5% of our net consolidated assets; and

•	customary negative covenants, including restrictions on liens, sale/leaseback transactions, mergers and non-arm’s length transactions.

10.     Certain Information Concerning Us.

General. We are one of the world’s largest manufacturer of primary batteries and flashlights and a global leader in the dynamic business of providing portable power. We are the successor to over 100 years of expertise in the battery and lighting products industry. Our brand names “Eveready”® and “Energizer” ® have worldwide recognition for quality and dependability and are marketed and sold in more than 140 countries. Our subsidiaries operate 22 manufacturing and packaging facilities in 15 countries on four continents.

We are headquartered at 533 Maryville University Drive, St. Louis, Missouri 63141. Our telephone number is (314) 985-2000.

Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. These reports, proxy statements and other information concerning us also can be inspected at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005. The reference to the URL of the SEC’s web site is intended to be an inactive textual reference only.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us.

SEC Filings (File No. 1-15401)	Period or Date Filed
Annual Report on Form 10-K	Year ended September 30, 2001

Quarterly Reports on Form 10-Q	Quarter ended December 31, 2001 Quarter ended March 31, 2002 Quarter ended June 30, 2002, as amended on Form 10-Q/A

Current Reports on Form 8-K	Dated and Filed January 17, 2002 Dated January 17, 2002 and Filed January 22, 2002 (Form 8-K/A) Dated and Filed March 1, 2002 Dated and Filed April 25, 2002 Dated and Filed August 1, 2002

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from us at 533 Maryville University Drive, St. Louis, Missouri 63141, telephone: (314) 985-2000. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

As of August 1, 2002 we had 90,683,107 issued and outstanding shares of our common stock and 8,456,713 shares reserved for issuance upon exercise of all outstanding stock options and other stock awards. The 6,000,000 shares that we are offering to purchase hereunder represent approximately 6.62% of the shares outstanding on August 1, 2002.

As of August 1, 2002, our directors and executive officers as a group (14 persons) beneficially owned 5,987,070 shares of our common stock (including 1,034,000 of shares issuable upon exercise of options) or approximately 5.46% of the total outstanding shares (excluding shares issuable upon exercise of options) of our common stock on that date. Each of our executive officers and directors has advised us that they do not intend to tender any shares pursuant to the offer. If we purchase 6,000,000 shares pursuant to the offer, and none of our executive officers or directors tender shares pursuant to the offer, then after the purchase of shares pursuant to the offer, our executive officers and directors as a group would beneficially own approximately 5.85% of the total shares of our common stock (excluding shares issuable upon exercise of options) outstanding immediately after the offer. The business address of each of our directors and executive officers is 533 Maryville University Drive, St. Louis, Missouri 63141.

Directors and Executive Officers	Shares Beneficially Owned		Shares Held in Savings Investment Plan (A)	Options Exercisable Within 60 Days	% of Shares Outstanding (B) (*denotes less than 1%)

William H. Danforth, Director	1,806,861	(C)	0	4,000	1.97%

F. Sheridan Garrison, Director	2,000		0	4,000	*

R. David Hoover, Director	10,000		0	4,000	*

H. Fisk Johnson, Director	20,000		0	4,000	*

Richard A. Liddy, Director	11,000		0	4,000	*

Joe R. Micheletto, Director	10,008		0	4,000	*

William P. Stiritz, Director and Chairman	2,525,233	(D)	0	200,000	2.97%

J. Patrick Mulcahy, Director and Chief Executive Officer	311,843	(E)	27,825	200,000	*

Patrick C. Mannix, President	93,186		7,529	160,000	*

Ward M. Klein, President – International	31,840		5,138	130,000	*

Joseph W. McClanathan, President – North America	27,359		3,600	100,000	*

Daniel J. Sescleifer, Executive Vice President and Chief Financial Officer	20,000		220	40,000	*

Harry L. Strachan, Vice President and General Counsel	13,115		3,649	80,000	*

Peter J. Conrad, Vice President– Human Resources	21,000		1,664	100,000	*

All Executive Officers and Directors	4,903,445		49,625	1,034,000	6.53%
*Represents	beneficial ownership of less than 1% of our outstanding common stock.

In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or transfer, as well as shares owned by immediate family members that reside with the director or officer. Unless otherwise indicated below, directors and executive officers named in the table above have sole voting and investment authority with respect to the shares set forth in the table. The table above also indicates shares that may be obtained within 60 days upon the exercise of options.

(A)
Column indicates the most recent approximation of the number of shares of our common stock as to which participants in the our Savings Investment Plan have voting and transfer rights. Shares of our common stock which are held in the Plan are not directly allocated to individual participants but, instead, are held in a separate fund in which participants acquire units. Such fund also holds varying amounts of cash and short-term investments. The number of shares allocable to a participant will vary on a daily basis based upon the cash position of the fund and the market price of the stock.

(B)
The number of shares of our common stock outstanding for purposes of this calculation was the number outstanding as of August 1, 2002, plus the number of shares which could be acquired upon exercise of options by all officers and directors.

(C)
Mr. Danforth has sole voting and investment powers with respect to 62,050 shares of our common stock. He shares voting and investment powers with respect to 1,744,811 shares, which includes 917,287 shares held in a trust which are not reported on his Section 16 reports. Mr. Danforth disclaims beneficial ownership of those 917,287 shares. The 1,744,811 shares exclude 122,125 shares which have been reported as beneficially owned by Mr. Danforth on his Section 16 reports but with respect to which Mr. Danforth does not have voting or investment powers.

(D)	Mr. Stiritz disclaims beneficial ownership of 521,357 shares of our common stock owned by his wife and 140,576 shares owned by his son.

(E)	Mr. Mulcahy disclaims beneficial ownership of 12,500 shares of our common stock owned by his wife and 111 shares owned by his step-daughter.

Based on our records and on information provided to us by our directors and executive officers, neither we nor any of our directors and executive officers, or any of our other affiliates or subsidiaries has effected any transactions involving shares of our common stock during the 60 days prior to August 5, 2002, other than an allocation of units in an Energizer Common Stock Fund to the account of an executive officer under our Savings Investment Plan, a 401(k) retirement savings plan, pursuant to a monthly payroll deduction election. On June 12, 2002, $3,250 was contributed to the Plan, through payroll deduction, by Mr. Mulcahy, and 168 units in the Energizer Common Stock Fund, representing approximately 117 shares at a share price of $27.67, were credited to his account. On July 3, 2002, $541.67 was contributed, and 30 units, representing approximately 21 shares at a share price of $25.68, were credited to his account. We expect that our Savings Investment Plan will, in accordance with the terms of the plan, elections in effect and present patterns of contribution, continue to purchase shares prior to the expiration of the offer.

Except for outstanding options to purchase shares of our common stock and outstanding restricted stock equivalent awards granted to certain employees (including directors and executive officers) under the terms of our 2000 Incentive Stock Plan, or as described below, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer, or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Under our Shareholder Value Commitment Program, we have granted restricted stock equivalent awards to encourage direct, long-term ownership of our common stock by our directors and certain key employees, including the executive officers. Under the Program, individual acquisitions of shares of our common stock, up to a maximum per individual, are matched with an equal number of restricted stock equivalents which vest and convert into shares of our common stock, generally three years from the date of crediting. Purchases of our common stock by certain executive officers and other key employees were financed by personal loans made to the officers from Bank of America. We have guaranteed the bank loans, but each officer has agreed to indemnify us if we incur any loss under the guarantee provided for his loan, and has agreed that we may set off such losses against amounts that we may otherwise owe to him.

12.     Effects of the Offer on the Market for Shares; Registration Under the Exchange Act.

Our purchase of shares pursuant to the offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of shareholders. This may reduce the volume of trading in the shares and make it more difficult to buy or sell significant amounts of shares without affecting the market price, which could adversely affect continuing shareholders. Nonetheless, we anticipate that there will be a sufficient number of shares outstanding and publicly traded following consummation of the offer to ensure a continued trading market for the shares. Based upon published guidelines of the New York Stock Exchange, we do not believe that our purchase of shares pursuant to the offer will cause our remaining shares to be delisted from the New York Stock Exchange.

Our shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares pursuant to the offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Our shares are registered under the Exchange Act, which requires, among other things, that we furnish information to our shareholders and to the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares pursuant to the offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13.     Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acquisition of shares as contemplated in this offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by this offer. Should any approval or other action be required, we currently contemplate that we will seek that approval or other action. We cannot predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business. Our obligations under the offer to accept for payment and pay for shares are subject to conditions. See Section 7.

14.     Certain United States Federal Income Tax Consequences.

The following summary describes the principal United States federal income tax consequences to United States Holders (as defined below) of an exchange of shares for cash pursuant to the offer. Those shareholders who do not participate in the exchange should not incur any United States federal income tax liability from the exchange. This summary is based upon the Internal Revenue Code of 1986, as amended as of the date of this offer (the “Code”), existing and proposed United States Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, changes to which could affect the tax consequences described in this offer (possibly on a retroactive basis).

This summary addresses only shares held as capital assets. It does not address all of the tax consequences that may be relevant to particular shareholders because of their personal circumstances, or to other types of shareholders (such as certain financial institutions, traders in securities that elect mark to market, dealers or traders in securities or commodities, insurance companies, “S” corporations, partnerships, expatriates, tax-exempt organizations, tax-qualified retirement plans, Non-United States Holders (as defined below), persons who are subject to alternative minimum tax, or persons who hold shares as a position in a “straddle” or as part of a “hedging” or “conversion” transaction or that have a functional currency other than the United States dollar). This summary may not be applicable with respect to shares acquired as compensation (including shares acquired upon the exercise of stock options or which were or are subject to forfeiture restrictions) or shares acquired under a tax-qualified retirement plan. This summary also does not address the state, local or foreign tax consequences of participating in the offer.

You should consult your tax advisor as to the particular consequences to you of participating in this offer.

A “United States Holder” is a holder of shares that for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust.

A “Non-United States Holder” is a holder of shares other than a United States Holder.

Consequences to United States Holders

An exchange of shares for cash pursuant to the offer will be a taxable event. A United States Holder participating in the exchange will be treated either as having sold shares or as having received a dividend distribution from Energizer. A United States Holder’s exchange of shares for cash pursuant to the offer will be treated as a dividend to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles, unless the exchange:

•	results in a “complete termination” of the holder’s stock interest in Energizer under section 302(b)(3) of the Code;

•	is a “substantially disproportionate” redemption with respect to the holder under section 302(b)(2) of the Code; or

•	is “not essentially equivalent to a dividend” with respect to the holder under section 302(b)(1) of the Code.

In determining whether any of these tests have been met, a United States Holder must take into account not only shares it actually owns, but also shares it constructively owns within the meaning of section 318 of the Code.

A distribution to a shareholder is “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the shareholder’s stock interest in Energizer. If, as a result of an exchange of shares for cash pursuant to the offer, a United States Holder of shares whose relative stock interest in Energizer is minimal and who exercises no control over corporate affairs suffers a reduction in its proportionate interest in Energizer (including any ownership of preferred stock and any shares constructively owned), that United States Holder generally should be regarded as having suffered a meaningful reduction in its interest in Energizer.

Satisfaction of the “complete termination” and “substantially disproportionate” exceptions is dependent upon compliance with the respective objective tests set forth in section 302(b)(3) and section 302(b)(2) of the Code. A distribution to a shareholder will result in a “complete termination” if either (1) all of the shares actually and constructively owned by the shareholder are exchanged pursuant to the offer or (2) all of the shares actually owned by the shareholder are exchanged pursuant to the offer and the shareholder is eligible to waive, and effectively waives, the attribution of shares constructively owned by the shareholder in accordance with the procedures described in section 302(c)(2) of the Code. A distribution to a shareholder will be “substantially disproportionate” if the percentage of the outstanding shares actually and constructively owned by the shareholder immediately following the exchange of shares pursuant to the offer (treating shares exchanged pursuant to the offer as outstanding) is less than 80% of the percentage of the outstanding shares actually and constructively owned by the shareholder immediately before the exchange (treating shares exchanged pursuant to the offer as outstanding).

Contemporaneous dispositions or acquisitions of shares by a shareholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under section 302(b) of the Code has been satisfied. Each shareholder should be aware that because proration may occur in the offer, even if all the shares actually and constructively owned by a shareholder are tendered pursuant to the offer, fewer than all of such shares may be purchased by us. Thus, proration may affect whether the surrender by a shareholder pursuant to the offer will meet any of the three tests under section 302 of the Code.

If an exchange of shares for cash by a United States Holder pursuant to the offer is not treated as a distribution taxable as a dividend, the holder will recognize capital gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares and in the associated common stock purchase rights, if any, tendered to Energizer. The gain or loss would be long-term capital gain or loss if the United States Holder’s holding period for the shares exceeds one year. The claim for a deduction in respect of a capital loss may be subject to limitation.

If the amount received by a United States Holder in the offer is treated as a distribution that is taxable as a dividend (as opposed to consideration received in a sale or exchange), the amount of the distribution will be the amount of cash received by the holder. The amount will be treated as a dividend, taxable as ordinary income to the United States Holder, to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the holder’s tax basis in the shares exchanged in the offer. Any remaining amount after the United States Holder’s tax basis in both the shares exchanged in the offer and the shares retained by the United States Holder, if any, has been reduced to zero will be taxable as capital gain. The United States Holder’s adjusted tax basis in its shares exchanged in the offer generally will be transferred to any of its remaining stockholdings in Energizer, subject to, in the case of corporate shareholders, reduction of basis or possible gain recognition under section 1059 of the Code in an amount equal to the non-taxed portion of the dividend. If the United States Holder does not retain any actual stock ownership in Energizer (having a stock interest only constructively), the holder may lose the benefit of the holder’s adjusted tax basis in its shares. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the “extraordinary dividend” provisions of section 1059 of the Code. Corporate shareholders should consult their own tax advisors regarding (1) whether a dividends-received deduction will be available to them, and (2) the possible application of section 1059 to the ownership and disposition of their shares.

Consequences to Non-United States Holders

See Section 3 with respect to the application of United States federal income tax withholding to payments made to Non-United States Holders and the backup withholding tax requirements.

If the exchange is characterized as a sale (as opposed to a dividend) with respect to a Non-United States Holder, the holder generally will not be subject to United States federal income tax, and therefore may be entitled to a refund of the tax withheld by the Depositary on any gain with respect to the exchange unless:

•
the gain is effectively connected with a trade or business of the Non-United States Holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the United States maintained by such holder; or

•
in the case of a non-resident alien individual who holds the common stock as a capital asset, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met.

The tax discussion set forth above is included for general information only. You are urged to consult your tax advisor to determine the particular tax consequences to you of the offer, including the applicability and effect of state, local and foreign tax laws.

15.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to extend the period of time the offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the offer to holders of shares or by decreasing or increasing the number of shares being sought in the offer). Amendments to the offer may be made at any time and from time to time by giving oral or written notice of the extension to the Depositary and making a public announcement of the amendment. In the case of an extension, the announcement shall be issued no later than 9:00 a.m., New York City time, on the first business day after the last previously scheduled or announced Expiration Date.

Any public announcement made pursuant to the offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law (including Rule 13d-4(e)(3) under the Exchange Act), we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to PR Newswire or another comparable service.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

(1)
we increase or decrease the price to be paid for shares or increase or decrease the number of shares being sought in the offer and, in the event of an increase in the number of shares being sought, the increase exceeds 2% of the outstanding shares of our common stock, and

(2)
the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 15, then, in each case, the offer will be extended until the expiration of a period of ten business days. If we make any other changes that require such a minimum offer period, we will comply with such requirements of applicable law. For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 am through 12:00 Midnight, New York City time.

16.	Fees and Expenses.

We have retained Banc of America Securities LLC to act as our financial advisor, as well as the Dealer Manager, in connection with the offer. In its role as Dealer Manager, Banc of America Securities may contact brokers, dealers and similar entities and may provide information regarding the offer to those that they contact or persons that contact them. In addition, Banc of America Securities has given us advice with respect to the offer and will receive reasonable and customary compensation for its services in connection with the offer. We also have agreed to reimburse Banc of America Securities for reasonable out-of-pocket expenses incurred in connection with the offer, including reasonable fees and expenses of counsel, and to indemnify Banc of America Securities against certain liabilities in connection with the offer, including certain liabilities under the federal securities laws.

Banc of America Securities has provided investment banking services to us in the past for which Banc of America Securities has been compensated. Banc of America Securities may continue to provide various investment banking services to us in the future, for which we would expect it would receive customary compensation from us. In the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, Banc of America Securities may hold positions, for their own accounts and for those of their customers, in our securities.

We have retained Georgeson Shareholder Communications, Inc. to act as Information Agent and Continental Stock Transfer & Trust Company to act as Depositary in connection with the offer. The Information Agent may contact holders of shares by mail, telephone and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares pursuant to the offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of, the Dealer Manager, the Information Agent or the Depositary for purposes of the offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

None of the Dealer Manager, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning us or our affiliates contained in this document or related documents or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

17.	Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer or the acceptance of shares pursuant to the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning us.

Tendering shareholders should rely only on the information contained in this document or to which we have referred them. We have not authorized anyone to provide tendering shareholders with information or make any representation on behalf of us in connection with this offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If given or made, tendering shareholders should not rely on any such information or representation as having been authorized by us, the Dealer Manager or the Information Agent.

Energizer Holdings, Inc.

August 5, 2002

Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each shareholder or the shareholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of shares, shareholders are directed to contact the Depositary.

The Depositary for the offer is:

Continental Stock Transfer & Trust Company

By First Class Mail:	By Overnight Delivery or Express Mail:	By Hand Delivery:
17 Battery Place, 8th Floor New York, New York 10004	17 Battery Place, 8th Floor New York, New York 10004	17 Battery Place, 8th Floor New York, New York 10004

Facsimile Transmission:
(212) 616-7610

Confirm Receipt of Facsimile by Telephone:
(212) 509-4000, ext. 536

Tendering shareholders may request additional copies of this offer, the Letter of Transmittal or the Notice of Guaranteed Delivery and direct questions and requests for assistance to the Information Agent or Dealer Manager at their respective addresses and telephone numbers set forth below.

The Information Agent for the offer is:

Georgeson Shareholder Communications, Inc.
17 State Street, 10th Floor
New York, NY 10004
Banks and Brokers Please Call: (212) 440-9800
All Others Call Toll Free: (866) 367-5524

The Dealer Manager for the offer is:

Banc of America Securities LLC

9 West 57th Street
New York, New York 10019
(212) 583-8564